UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2014

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curacao	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curacao	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on February 11, 2014, Orthofix International N.V. (the “Company”) received an expected letter from the Listing Qualifications Department of the NASDAQ Stock Market (the “NASDAQ Staff”) stating that unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (a “NASDAQ Hearings Panel”) by February 18, 2014, the Company’s common stock would be subject to delisting based upon the Company’s current non-compliance with NASDAQ Listing Rule 5250(c)(1) as a result of certain delinquent Securities and Exchange Commission reports. On February 18, 2014, the Company requested an appeal of the NASDAQ Staff determination, and also requested an extension of the automatic 15-day stay of the suspension of the delisting of the Company’s common stock pending a hearing by a NASDAQ Hearings Panel.

On February 27, 2014, the Company received a letter from NASDAQ’s Office of General Counsel stating that a NASDAQ Hearings Panel had granted the Company’s request for a stay of the delisting of the Company’s common stock until such time as the NASDAQ Hearings Panel makes a decision on the merits following a hearing, which hearing has been scheduled for March 27, 2014. The letter further states that, accordingly, the Company’s common stock will continue to trade on the NASDAQ Stock Market pending the March 27, 2014 hearing and the issuance of a final decision by the NASDAQ Hearings Panel thereafter.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment No. 1 to Employment Agreement with Emily Buxton

On January 7, 2013, the Company, through its subsidiary Orthofix Inc., entered into an employment agreement (the “Original Agreement”) with Emily Buxton, the Company’s then-Interim Chief Financial Officer (and, since April 1, 2013, Chief Financial Officer). The Original Agreement was described in and filed with the Company’s Current Report on Form 8-K dated January 11, 2013.

On February 27, 2014, the Company and Ms. Buxton entered into Amendment No. 1 to the Original Agreement (the “Amendment”). The Amendment was authorized and approved on the same date by the Compensation Committee of the Company’s Board of Directors.

The Amendment provides that Ms. Buxton will receive a special retention cash bonus in an aggregate amount of $195,000, payable (i) 50% in amount on the date that the Company has filed each of (A) its financial statement restatement for the 2011 and 2012 fiscal years and the first fiscal quarter of 2013, (B) its Quarterly Reports on Form 10-Q for the second and third fiscal quarters of 2013, and (C) its Annual Report on Form 10-K for the 2013 fiscal year (the first date by which all such filings have been made, the “Filing Completion Date”), and (ii) 50% in amount on the date that is six months following the Filing Completion Date. Both portions of the bonus are contingent upon Ms. Buxton remaining employed by the Company on the applicable payment date (unless her employment has been terminated by the Company without “Cause” or by her for “Good Reason” prior to such payment date, in which case it shall remain payable on the applicable payment date). The Amendment also (i) amends the definition of “Good Reason” under the agreement to provide that “Good Reason” will exist if Ms. Buxton’s duties following the Filing Completion Date no longer include serving as the Company’s Chief Financial Officer, and (ii) reflects salary and bonus target terms that have been in effect since Ms. Buxton was promoted from Interim Chief Financial Officer to Chief Financial Officer in April 1, 2013 (and which were previously reflected in the Company’s prior proxy statement disclosure in April 2013).

The foregoing description of the Amendment is a summary of material terms thereof, and is qualified in its entirety by the text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment No. 1 to Employment Agreement, entered into on February 27, 2014, by and between Orthofix Inc. and Emily Buxton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.

By:	/s/ Jeffrey M. Schumm
Jeffrey M. Schumm General Counsel and Corporate Secretary

Date: March 3, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to Employment Agreement, entered into on February 27, 2014, by and between Orthofix Inc. and Emily Buxton.